EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          LDMI TELECOMMUNICATIONS, INC.
                             a Michigan corporation

                                       AND

                           MPOWER COMMUNICATIONS CORP.
                              a Nevada corporation
                                       and
                               MPOWER LEASE CORP.
                              a Nevada corporation


                                 January 8, 2003

                                TABLE OF CONTENTS

I.     PURCHASE AND SALE OF ACQUIRED ASSETS                                   1
         1.1   Purchase and Sale                                              1
         1.2   Acquired Assets                                                1
         1.3   Transfer of Title to Acquired Assets                           3
         1.4   Excluded Assets                                                3
         1.5   Certain Liabilities Assumed                                    3
         1.6   Liabilities Not Assumed                                        3
         1.7   Purchase Price                                                 4
         1.8   Revenue-Based Consideration                                    6
         1.9   Procedure for Calculating the Revenue-Based Consideration      6
         1.10  Allocation                                                     7
II.    CLOSING                                                                8
         2.1   Closing Dates                                                  8
         2.2   Deliveries at Closings                                         8
         2.3   Third Party Consents                                           9
III.   REPRESENTATIONS AND WARRANTIES OF SELLER                               9
         3.1   Organization                                                   9
         3.2   Authority and Enforceability                                  10
         3.3   Third-Party Consents                                          10
         3.4   No Conflict or Violation                                      10
         3.5   Financial Condition and Liabilities                           10
         3.6   Absence of Certain Changes                                    11
         3.7   Inventories and Supplies                                      12
         3.8   Title                                                         12
         3.9   Condition of Assets                                           13
         3.10  Leased Real Property                                          13
         3.11  Leased Personal Property                                      14
         3.12  Employment/Consulting Matters                                 14
         3.13  Employee Benefit Plans                                        15
         3.14  Material Contracts                                            17
         3.15  Clients/Customers                                             18
         3.16  Tax Returns and Taxes                                         18
         3.17  Licenses and Permits                                          19
         3.18  Intellectual Property Rights                                  19
         3.19  No Pending Litigation or Proceedings                          19
         3.20  Compliance with Laws                                          19
         3.21  Occupational Safety                                           19
         3.22  Environmental Matters                                         20
         3.23  Insurance Coverage                                            21


                                      (i)

         3.24  Products Liability and Warranty Claims                        22
         3.25  Insider Interests                                             22
         3.26  Brokers and Finders                                           22
         3.27  Accounts Payable                                              22
IV.    REPRESENTATIONS AND WARRANTIES OF BUYER                               23
         4.1   Organization                                                  23
         4.2   Authority and Enforceability                                  23
         4.3   Third-Party Consents                                          23
         4.4   No Conflict or Violation                                      23
         4.5   Financing                                                     23
         4.6   No Pending Litigation or Proceedings                          23
         4.7   Brokers and Finders                                           24
V.     COVENANTS                                                             24
         5.1   Access to Information                                         24
         5.2   Conduct of Business                                           24
         5.3   Consents; Termination of Encumbrances                         25
         5.4   Best Efforts                                                  25
         5.5   Further Assurances                                            25
         5.6   Update Schedules                                              25
         5.7   Payments Received; Checks and Drafts                          26
         5.8   Employees                                                     26
         5.9   Endorsement Authorization                                     27
         5.10  Cooperation in Litigation                                     27
         5.11  Cooperation in Tax Matters                                    27
         5.12  Exclusivity                                                   27
         5.12  Press Releases                                                28
         5.14  Expenses of Transfer                                          28
VI.    CONDITIONS TO CLOSING                                                 28
         6.1   Conditions to Obligations of Buyer at Each Closing            28
         6.2   Conditions to Obligations of Seller at Each Closing           30
VII.   INDEMNIFICATION                                                       31
         7.1   Indemnification By Seller                                     31
         7.2   Indemnification by Buyer                                      32
         7.3   Tax Benefits/Costs                                            33
         7.4   Defense of Claims                                             33
         7.5   Survival of Representations and Warranties                    34
         7.5   Right of Setoff                                               34
         7.7   Remedies                                                      35
         7.8   Limitations on Indemnity Claims                               35
         7.9   Tax Treatment of Indemnity Payments                           35
VIII.  TERMINATION                                                           35


                                      (ii)

         8.1   Termination                                                   35
         8.2   Effect of Termination                                         36
IX.    OTHER PROVISIONS                                                      37
         9.1   Specific Performance                                          37
         9.2   Dispute Resolution                                            37
         9.3   Annexes, Exhibits and Schedules                               38
         9.4   Amendment                                                     38
         9.5   Extension; Waiver                                             38
         9.6   Entire Agreement; No Third Party Beneficiaries                38
         9.7   Governing Law                                                 38
         9.8   Accounting Terms                                              39
         9.9   Certain Definitions                                           39
         9.11  Notices                                                       39
         9.12  Counterparts; Headings                                        40
         9.13  Expenses                                                      41
         9.14  Successors and Assigns                                        41
         9.15  Partial Invalidity                                            41
         9.16  Bulk Transfer Laws                                            41


                                    EXHIBITS

A        Assumption Agreement
B        Bill of Sale


                               INDEX OF SCHEDULES

Schedule 1.2(a)        -  Equipment
Schedule 1.2(d)        -  Computer Software
Schedule 1.4           -  Excluded Assets
Schedule 1.5           -  Assumed Liabilities
Schedule 1.10          -  Purchase Price Allocation
Schedule 3.3           -  Seller Third-Party Consents
Schedule 3.6           -  Absence of Certain Changes
Schedule 3.8A          -  Title (Permitted Encumbrances)
Schedule 3.8B          -  Title (All Assets)
Schedule 3.10          -  Leased Real Property
Schedule 3.11          -  Leased Personal Property
Schedule 3.12          -  Employee/Consulting Matters
Schedule 3.13          -  Employee Benefit Plans
Schedule 3.14(a) - (c) -  Material Contracts


                                     (iii)

Schedule 3.15          -  Clients/Customers
Schedule 3.16          -  Tax Returns
Schedule 3.17          -  Licenses and Permits
Schedule 3.19          -  No Pending Litigation or Proceedings
Schedule 3.20          -  Compliance with Laws
Schedule 3.21          -  Occupational Safety
Schedule 3.22(a) - (d) -  Environmental Matters
Schedule 3.23          -  Insurance Coverage
Schedule 3.24          -  Products Liability and Warranty
Schedule 3.25          -  Insider Interests
Schedule 4.3           -  Buyer Third Party Consents
Schedule 9.10          -  Transfer Expenses


                                      (iv)

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of January 8, 2003, by and between LDMI TELECOMMUNICATIONS, INC., a Michigan corporation, ("Buyer"), and MPOWER COMMUNICATIONS CORP., a Nevada corporation ("MCC") and MPOWER LEASE CORP., a Nevada corporation ("MLC" and, collectively with MCC, the "Seller").

         The Seller is a facilities-based communications provider offering an integrated bundle of broadband data and voice communication services to small- and medium-sized business customers (collectively, the "Services"). Such Services, as conducted in the state of Michigan, are referred to herein as the "Business."

         Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Assets (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the respective covenants, representations, warranties and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                     I. PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer and Buyer agrees to purchase, (i) at the First Closing (as defined in Section 2.1) all Acquired Assets other than the Regulated Assets and (ii) at the Second Closing (as defined in Section 2.1), the Regulated Assets (as defined in Section 2.1); provided that, all the Acquired Assets, including the Regulated Assets, shall be free and clear of all Liens (as defined in Section 9.10), encumbrances, liabilities or obligations, except those expressly assumed by Buyer pursuant to
Section 1.5.

         1.2 Acquired Assets. The term "Acquired Assets" means all of the business, assets, properties, goodwill and rights owned by the Seller and primarily used or primarily held for use in connection with the operation of the Business, of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.4), including, but not limited to, the following:

             (a) all equipment (as defined in the Uniform Commercial Code of the State of Michigan, Act No. 174 of Michigan Public Acts of 1962, as amended (the "UCC")) and, to the extent not otherwise constituting equipment as defined above, all other items of tangible personal property, in each case whether or not capitalized on the Seller's books, including, without limitation, the items listed on Schedule 1.2(a);

             (b) all trade accounts receivable and other rights to payment from customers of the Seller for products or services to be provided on or after the First Closing Date, all other accounts or notes receivable of the Seller to the extent related to the Business, and any claim, remedy or other right related to any of the foregoing, in each case for periods occurring on or after the First Closing Date ("Accounts Receivable"), with payments of Accounts Receivable remitted from one party to the other, as applicable, in accordance with Section 5.7(a).

             (c) all rights in, to and under all leases of tools, furniture, machinery, supplies, vehicles, equipment and other items of personal property listed on Schedule 3.11 and excluding such leased personal property if Buyer does not expressly assume the relevant lease;

             (d) all rights of the Seller to computer software, and related documentation, licensed to Seller by third parties primarily utilized in the Business, as listed on Schedule 1.2(d);

             (e) all real property, leasehold and other interests in real property of the Seller listed on Schedule 3.11, in each case together with all buildings, improvements, fixtures and all appurtenances thereto;

             (f) to the extent transferable, all right, title and interest of Seller in, to and under all contracts, agreements, purchase orders, customer orders and work orders primarily related to the Business, including those listed on Schedule 3.14(a);

             (g) all rights, claims, causes of action and choses in action against third parties (including, but not limited to, rights against suppliers under warranties covering any inventory, machinery or equipment) arising after the First Closing as a result of the operation of the Business after the First Closing;

             (h) original version, or, where more practicable, copies of all books and records primarily relating to the Business (and reasonable access to all books and records relating to the Business), including, but not limited to, financial, accounting and personnel records, property records, production records, engineering records, environmental compliance records, files, invoices, customer lists and records (including, without limitation, names of any applicable contacts, addresses, nature and volume of orders, and date of purchases), auditors lists and records, supplier lists and records and other data owned or used by Seller relating to the Acquired Assets described in subparagraphs (a) through (j) of this Section 1.2;

             (i) inventory of customer premises equipment and any computer equipment/laptops computers utilized by the employees in the Business; and

             (j) all other tangible and intangible assets of the Seller primarily relating to the Business, including deposits by customers of the Business, if any, and whether or not carried at value or listed on the books and records of Seller, and whether or not in the possession of Seller or others.

         1.3 Transfer of Title to Acquired Assets. The sale, assignment, conveyance, transfer and delivery by Seller of the Acquired Assets shall be made at the First Closing or the Second Closing, as applicable, by such general warranty deeds, bills of sale, assignments, licenses, endorsements and other appropriate instruments of transfer as shall be necessary to vest in Buyer, as of the appropriate closing date, good and marketable title to the Acquired Assets, free and clear of all Liens, except for the Assumed Liabilities (as defined in Section 1.5). Any (i) sales, use, value added, stamp, recording, registration, transfer or similar taxes (excluding any Michigan single business tax liability, but including any interest, penalties or additions to tax with respect thereto), and (ii) expenses for outside counsel reasonably incurred in connection with any such Taxes, in each of (i) and (ii) above, incurred solely due to the conveyance of the Acquired Assets from Seller to Buyer, and any transfer document recording fees will be paid by the Buyer, and the Buyer shall hold the Seller harmless against any such Taxes and the parties shall file such applications and documents as shall permit any such Taxes to be assessed and paid on or prior to the First Closing in accordance with any available pre-sale filing procedure.

         1.4 Excluded Assets. Notwithstanding anything else contained in this Agreement, the Acquired Assets will not include any assets owned by the Seller not used or held for use primarily in the conduct of the Business, including, but not limited to, the assets of the Seller used in the Business set forth in
Schedule 1.4 (the "Excluded Assets").

         1.5 Certain Liabilities Assumed. Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and deliver to the Company on the First Closing Date or the Second Closing Date, as applicable, an agreement in the form attached hereto as Exhibit A (the "Assumption Agreement") pursuant to which Buyer shall assume and agree to pay, perform and discharge (subject to the limitations in Section 1.6), only those obligations and liabilities of the Company set forth in Schedule 1.5, and with respect to which Buyer succeeds to the rights of the Seller thereunder, to the extent that such obligations and liabilities accrue from and after the applicable closing date, but not including any liabilities or obligations of Seller arising from acts or omissions of Seller prior to such closing date (the "Assumed Liabilities").

         1.6 Liabilities Not Assumed. Except as set forth in Section 1.5, Buyer shall not assume and shall not be responsible to pay, perform or discharge any other obligations, liabilities, contracts or commitments of Seller of any kind or nature whatsoever (the "Excluded Liabilities"). Seller shall pay and satisfy when due all Excluded Liabilities where failure to pay or satisfy such Excluded Liabilities may impair Buyer's use of or benefit from the Acquired Assets or cause Buyer to be held liable for such Excluded Liabilities. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement, the Excluded Liabilities shall include, but not be limited to, the following:

             (a) any obligations or liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement (except as otherwise provided pursuant to this Agreement or the Management Agreement (as defined in Section 6.1(h)) and, except as contemplated by the Operative Agreements (as defined in Section 3.2), the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

             (b) any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or by reason of the improper performance or malfunctioning of a product or service, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any defect in service performed by the Seller on or prior to the First Closing Date;

             (c) any obligations or liabilities of the Seller arising under or in connection with any Employee Plan providing benefits to any present or former employee of the Seller;

             (d) any obligations or liabilities of the Seller for any present or past employees, agents or independent contractors of the Seller, including, without limitation, any workers' compensation claims and employee severance claims; provided, however, that the Assumed Liabilities will include all residual payments for the period from the First Closing to the Second Closing due from Seller to agents solely for customer accounts being transferred to Buyer pursuant to this Agreement;

             (e) any obligations or liabilities with respect to the litigation, investigations and other matters set forth on Schedule 3.19;

             (f) any obligations or liabilities for any Taxes (as defined in Section 3.16) of Seller (other than allocated to the Buyer pursuant to Section 1.3 hereof) attributable to the Acquired Assets or the Business and relating to any period or portion thereof ending prior to the First Closing Date; and

             (g) any other obligation or liability of the Seller of any kind or nature, whether now in existence or hereafter arising (except as otherwise provided pursuant to this Agreement or the Management Agreement), not constituting Assumed Liabilities.

         1.7 Purchase Price.

             (a) The purchase price for the Acquired Assets shall be One Million Six Hundred and Fifty Thousand Dollars ($1,650,000) (the "Initial Purchase Price"), subject to certain prorations as described in Section 1.7(b), plus the Revenue-Based Consideration as described in Section 1.8 (the Initial Purchase Price and the Revenue-Based Consideration, collectively, the "Purchase Price"). The Initial Purchase Price shall be paid at the First Closing by wire transfer to an account specified by Seller.

             (b) The Purchase Price will be subject to adjustments for expenses associated with the Acquired Assets that are prorated between Buyer and Seller, including, but not limited to:

                 (i) All real property, personal property or similar ad valorem Taxes levied with respect to the Acquired Assets for any taxable period (or portion thereof) ending prior to the First Closing Date, whether imposed or assessed before or after the First Closing Date, shall be prorated between Seller and Buyer as of 12:01 A.M. on the First Closing Date. If any such Taxes are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes allocable to the other party pursuant to the first sentence hereof shall be paid by such other party to Buyer or Seller, as the case may be, promptly after the receipt by such other party of written notice of the payment of such Taxes. If a refund of any such Taxes is received by the Buyer, on the one hand, or the Seller, on the other hand, the proportionate amount of such refund attributable to Taxes allocable to the other party pursuant to the first sentence hereof shall be paid over to such other party promptly following the receipt of any such refund. Any personal property taxes will be prorated based upon fiscal year of the relevant taxing authority.

                 (ii) All installments of special assessments or other charges on or with respect to the Acquired Assets payable by Seller for any period in which the First Closing Date shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the First Closing Date and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the First Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the First Closing Date.

                 (iii) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the First Closing shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the First Closing Date and Buyer shall be entitled to that portion of any such installment applicable to any period from and after the First Closing Date, and if Buyer or Seller, as the case may be, shall receive any such payments after the First Closing Date, they shall promptly remit to such other parties their share of such payments.

                 (iv) All prepayments made by Seller with respect to the Acquired Assets or the Business, including but not limited to advance payments on maintenance agreements and deposits, shall be prorated so that Seller shall be entitled to that portion of any such payment applicable to the period after and including the First Closing Date, and in the case of any deposits, the full amount of the deposit shall be the amount of the adjustment.

         Notwithstanding the foregoing, neither party shall be entitled to prorations pursuant to this Section 1.7(b) for expenses that have been refunded or otherwise paid by third parties, or to the extent any party is reimbursed for such expenses pursuant to the terms of any of the Operative Agreements. The prorations pursuant to this Section 1.7(b) may be calculated after the First Closing Date, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item, and the party owing the prorated amount shall pay such amount to the other party as soon as practicable but in no event more than 5 Business Days after the final determination of such amount.

         1.8 Revenue-Based Consideration. Subject to adjustment as provided herein, the "Revenue-Based Consideration" will be equal to the sum of (i) the total revenue generated during the thirty day period ending February 28, 2003 (the "Second Month Revenue Period") by the customers of the Business as of the First Closing Date for Services provided to such customers by Seller prior to the First Closing Date, net of allowance for bad debt, sales credits and other normal and customary adjustments, calculated in accordance with U.S. generally accepted accounting principles, consistently applied ("GAAP"), multiplied by two (the "Second Month Consideration") and (ii) the total revenue generated during the thirty day period ending April 30, 2003 (the "Fourth Month Revenue Period") by the customers of the Business as of the First Closing Date for Services provided by the Seller prior to the First Closing Date, net of allowance for bad debt, sales credits and other normal and customary adjustments (the "Fourth Month Consideration"). The Revenue-Based Consideration shall be adjusted by deducting a credit (the "RBC Credit") of 1/2 of the Transfer Expenses (as defined in Section 9.10) incurred by Buyer pursuant to Section 5.14; provided, however, that the RBC Credit shall have a maximum value of $400,000. The amount of the Revenue-Based Consideration shall be paid by wire transfer by Buyer to an account specified by Seller. As soon as practicable, but in no event more than 2 business days, after the calculation of each of the Second Month Consideration and the Fourth Month Consideration becomes binding and conclusive on the parties pursuant to Section 1.9, or, if later, on the First Closing Date, Buyer shall make the wire transfer payment provided for in this Section 1.8.

         1.9 Procedure for Calculating the Revenue-Based Consideration.

             (a) Within 15 business days after the end of each of the Second Month Revenue Period and the Fourth Month Revenue Period, Buyer shall deliver to Seller a detailed statement of the calculation of the Second Month Consideration and the Fourth Month Consideration, as applicable (each, a "Revenue-Based Consideration Calculation").

             (b) If Seller accepts the Revenue-Based Consideration Calculation by written notice of such acceptance to Buyer, the Revenue-Based Consideration Calculation will be deemed binding and conclusive on each of the Seller and the Buyer. The Revenue-Based Consideration Calculation will also be binding and conclusive on the Seller and the Buyer unless, on or prior to 10 business days after the delivery of the Revenue-Based Consideration Calculation to the Seller, the Seller gives written notice to the Buyer of an objection to any item of the Revenue-Based Consideration Calculation, including a reasonable description of the nature and amount of the item objected to. If such an objection is made, any item not objected to shall be binding and conclusive on the parties. If the parties are unable to reach agreement with respect to any item objected to within 10 business days after the Seller's notice of objection (the "Settlement Period"), the joint determination of the respective certified public accountants of the Buyer and the Seller as to any such item shall be binding and conclusive on the parties. If such certified public accountants cannot agree within 30 days after the expiration of the Settlement Period, at the option of either the Buyer, on the one hand, or the Seller, on the other hand, any item so disputed shall be submitted to a third, nationally recognized, certified public accounting firm mutually selected by the parties (the "Reviewing Accountants"). If issues are submitted to the Reviewing Accountants for resolution, Seller and Buyer shall furnish or cause to be furnished to the Reviewing Accountants such work papers and other documents and information relating to the disputed issues as the Reviewing Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Reviewing Accountants any material relating to the disputed issues and to discuss the issues with the Reviewing Accountants Any determination made by the Reviewing Accountants shall be binding upon the parties and a judgment may be entered upon such determination.

             (c) Each party shall bear the cost of its own independent public accountants for services rendered pursuant to this Section 1.9. The fees and expenses of the Reviewing Accountants incurred in connection with services rendered pursuant to this Section 1.9 shall be borne by the Seller and the Buyer in inverse proportion to the award granted to the Seller and the Buyer by the Reviewing Accountants, unless (i) the Reviewing Accountants determine that such dispute on the part of the Seller was frivolous, in which case the fees and expenses shall be borne solely by the Seller, or (ii) the Reviewing Accountants determine that Revenue-Based Consideration Calculation originally delivered by Buyer to Seller was not in good faith, negligently prepared or blatantly in error, in which case the fees and expenses shall be borne solely by the Buyer. For example, if the dispute relates to $10,000 in Net Revenue Adjustment, and the Reviewing Accountants award $6,000 to party A and $4,000 to party B, then the Reviewing Accountant's fees and expenses shall be apportioned as follows: B shall pay 60% and A shall pay 40% of such fees and expenses.

         1.10 Allocation; Characterization for Tax Purposes. (a) The sum of the Purchase Price and the Assumed Liabilities will be allocated among the Acquired Assets as set forth on Schedule 1.10. Seller and Buyer each hereby covenant and agree that it will not take a position on any Tax Return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is in any way inconsistent with the terms of this
Section 1.10. Any subsequent adjustments to the sum of the Purchase Price and the Assumed Liabilities will be reflected in the allocation hereunder in a manner consistent with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the treasury regulations thereunder. Each of the Seller and the Buyer agrees to cooperate with the other in preparing Internal Revenue Form 8594 for filing by each and to furnish the other with a copy of such form prepared in draft within a reasonable period before its filing is due.

         (b) Buyer and Seller agree that for all purposes relating to Taxes the transactions contemplated by this Agreement shall be regarded as a sale of the Acquired Assets by Seller to Buyer as of the First Closing Date. Buyer and Seller agree that Buyer shall report all income and expenses incurred on or after the First Closing Date that are attributable to the Acquired Assets as the income or expenses of the Buyer, notwithstanding the fact that the Seller will continue to hold title to certain Acquired Assets for a period of time after the First Closing Date.

                                   II. CLOSING

         2.1 Closing Dates. (a) Subject to the conditions set forth in this Agreement, the purchase and sale of the Acquired Assets (other than the Regulated Assets) pursuant to this Agreement (the "First Closing") shall take place at the offices of Buyer's counsel, at 400 Renaissance Center, Detroit, Michigan 48243, at 10:00 o'clock A.M., local time, at the later of (i) January 21, 2003 (ii) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 6.1 and 6.2, or (iii) at such other time, place and date as shall be mutually agreed on by Buyer and Seller in writing. The date on which the First Closing is to occur is herein referred to as the "First Closing Date" and the First Closing shall be deemed to be effective as of the opening of business on the First Closing Date.

             On and after the First Closing Date until the Second Closing Date (hereinafter defined), Seller will continue to hold naked title to such Acquired Assets that may not be legally transferred to Buyer under applicable federal or state laws or regulations until the passage of a period of notification (the "Regulated Assets"), and will cooperate with Buyer with respect to such assets pursuant to the Management Agreement and will use reasonable efforts to keep them intact, in each case at Buyer's expense.

             (b) The closing of the transfer of the Regulated Assets to Buyer (the "Second Closing") will occur (i) no later than the third business day following the satisfaction and fulfillment or waiver of the conditions to the obligations of the parties set forth on Sections 6.1 and 6.2 (the "Second Closing Date") or (ii) at such other time, place and date as shall be mutually agreed on by Buyer and Seller in writing.

         2.2 Deliveries at Closings.

         (a) At the First Closing:

             (i) Seller shall deliver to Buyer (A) an appropriately executed general assignment and bill of sale in the form attached hereto as Exhibit B ("Bill of Sale") and such deeds, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Buyer and its counsel, (B) the various agreements, certificates and other documents and instruments referred to in Section 6.1, (C) a receipt for the Initial Purchase Price and (D) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the transactions set forth in this Agreement; and

             (ii) Buyer shall deliver to Seller (A) the Initial Purchase Price,
         (B) the various agreements, certificates and other documents and instruments referred to in Section 6.2, and (C) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

             (b) At the Second Closing:

             (i) Seller shall deliver to Buyer (A) such bill of sale, deeds, assignments and other instruments of transfer relating to the Regulated Assets in form and substance reasonably satisfactory to the Buyer and its counsel and (B) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

             (ii) Buyer shall deliver to Seller such documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

         2.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, Permits or other asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller shall use its reasonable best efforts after the First Closing to act as Buyer's agent in order to obtain for it the benefits thereunder and shall use its reasonable best efforts to cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

                  III. REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to Buyer that the following representations and warranties are correct and complete on the date hereof and will be correct and complete as of the First Closing Date.

         3.1 Organization. Each of MCC and MLC is a corporation duly organized, validly existing, and prior to the First Closing Date will be in good standing, under the laws of the jurisdiction of its incorporation. The Seller is licensed or qualified as a foreign corporation in any jurisdiction where the Acquired Assets are located or in which the operation of the Business requires qualification or registration. The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets used or held for use in connection with the operation of the Business and to carry on the Business as and where now being conducted.

         3.2 Authority and Enforceability. The Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, the Transition Services Agreement (as defined in Section 6.1(g)), the Noncompetition Agreement (as defined in Section 6.1(g)), and the other agreements and documents to be executed and delivered pursuant to the provisions of this Agreement (the "Operative Documents") have been or prior to First Closing will be duly authorized by all necessary action on the part of the Seller. This Agreement and the Operative Documents have been duly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller enforceable in accordance with their respective terms.

         3.3 Third-Party Consents. Except as set forth on Schedule 3.3, no material consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority, is required for the execution, delivery and performance of this Agreement and the Operative Documents by the Seller and the consummation of the transactions contemplated hereby and thereby.

         3.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Operative Documents, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof do not and will not (with or without notice, the passage of time, or both), (a) violate any provision of the Certificate of Incorporation of the Seller, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding related to the Business to which Seller is a party, by which Seller may have rights or by which any of the Acquired Assets or the Business may be bound or affected, (c) violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency, or governmental body or authority applicable to the Seller or the Acquired Assets, (d) give any person the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller relating to the Business or the Acquired Assets, or (e) result in the creation of any Lien on any of the Acquired Assets.

         3.5 Financial Condition and Liabilities. The Company has previously delivered to Buyer a true and complete copy of the fixed asset register and schedule of liabilities of the Business, each as of November 30, 2002, and the unaudited statement of income of the Business for the twelve months then ended, each of which have been prepared from the books and records of the Seller (the "Financial Information"). Such fixed asset register lists all of the assets of the Business as of the date indicated which, individually or as an asset category (i.e., POTS cards), have a fair market value of at least $10,000, such schedule of liabilities list all of the liabilities or obligations of the Business as of the date indicated which, individually, obligate the Seller to make payments of $10,000 or more (each such liability or obligation, a "Significant Liability"), and such statement of income presents fairly the results of operations of the Business for the period indicated. The Business has no Significant Liability of any nature, whether due or to become due, fixed, contingent, accrued or otherwise, including liabilities for or in respect of federal, state, local and foreign taxes and any interest or penalties relating thereto, except (a) to the extent fully reflected as a liability in the schedule of liabilities included in the Financial Information and (b) liabilities incurred in the ordinary course of business since November 30, 2002, none of which, individually or in the aggregate, has been materially adverse to the Business.

         3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since November 30, 2002, the Seller has not, with respect to the Business:

             (a) incurred any material liability or obligation, fixed, contingent, accrued, or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any material liabilities (individually or in the aggregate), or failed to perform any material obligations (individually or in the aggregate);

             (b) mortgaged, pledged or subjected any of the Acquired Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

             (c) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan material to the Business, or canceled, modified or waived any material debts or claims material to the Business held by it or waived any rights material to the Business;

             (d) sold or in any way transferred or otherwise disposed of any of its assets or property material to the Business except for sales of inventory and other transfers and dispositions in the ordinary course of business;

             (e) suffered any material casualty, damage, destruction or loss, or any material interruption in use, of any material assets or properties of the Business, whether or not covered by insurance, or suffered any material repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;

             (f) suffered any Material Adverse Effect (as defined in Section 9.10);

             (g) made or committed to make any capital expenditures or capital additions or betterments to any Acquired Asset exceeding in the aggregate $10,000;

             (h) encountered any labor union organization activity, had any actual or overtly threatened employee strikes, work stoppages, slow-downs or lock outs, or had any material change in its relationship with any of its employees, salesmen, distributors, or independent contractors;

             (i) made any change in the rate of compensation, commission, bonus, or other remuneration payable, or paid or agreed to pay any bonus, extra compensation, pension, severance, vacation pay, loan or advance, to any member, managing partner, officer, employee, salesman, consultant, auditor or distributor other than regularly scheduled increases about which Buyer has received prior written notice;

             (j) changed any of the accounting principles followed by it or the methods of applying such principles or revalued any of its assets;

             (k) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, service mark, trade name, or invention material to the Business, or modified any existing rights with respect thereto;

             (l) instituted, settled, or agreed to settle any litigation, action, proceeding, or arbitration related to the Acquired Assets or the Business;

             (m) failed to replenish its inventories or supplies in a normal and customary manner consistent with the Seller's prior practices or made any purchase commitment other than in the ordinary course of business; or

             (n) except for the execution of this Agreement, entered into any material transaction other than in the ordinary course of business consistent with past practice.

         3.7 Inventories and Supplies. Other than supplies used in the normal course of operating the Business, of which the Seller will have on hand at the First Closing amounts consistent with the past practices of the Business, and inventory as described in Section 1.2(i), the Acquired Assets do not include any inventory.

         3.8 Title. The Seller has good and marketable title to all of the Acquired Assets free and clear of all Liens of any nature whatsoever, other than those encumbrances set forth on Schedule 3.8A (the "Permitted Encumbrances"). Except as set forth on Schedule 3.8B, the Acquired Assets include all the assets and properties which are necessary to conduct the Business in substantially the manner as presently conducted, and to perform all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders, and other arrangements of the Business. Except for the Acquired Assets, there are no properties or assets necessary to conduct the Business that are owned by any person other than the Seller which are not to be leased or licensed to Buyer under valid, current lease or license arrangements.

         3.9 Condition of Assets. All of the buildings, structures and fixtures leased by the Seller and used or held in connection with the Business are in good operating condition and repair, subject only to ordinary wear and maintenance, and are usable in the regular and ordinary course of business. All of the personal property owned or leased by the Seller that is material to the Business is in good operating condition and repair, subject only to ordinary wear and maintenance, and is usable in the regular and ordinary course of business.

         3.10 Leased Real Property. The Seller does not own any real property used in the Business. Schedule 3.10 contains a true, correct and complete schedule of all real property leased or subleased to the Seller and used in the Business, including all modifications, amendments and supplements thereto (the "Leased Real Property"). The Leased Real Property is the only real property the Seller has used in the Business. The Seller has delivered to Buyer correct and complete copies of the leases and subleases (including all amendments thereto) listed in Schedule 3.10. With respect to each lease and sublease listed in
Schedule 3.10 (provided, however, that Seller makes no representation or warranty regarding Lessor or Sublessor's performance with third parties or government authorities):

         a. The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

         b. Subject to the written consent of the Lessor or Sublessor in accordance with the terms and conditions of the lease and/or sublease described in Schedule 3.10, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the First Closing;

         c. Neither the Seller nor, to the best of the Seller's knowledge, any other party to the lease or sublease is in breach or default, and, to the best of the Seller's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

         d. Neither the Seller nor, to the best of the Seller's knowledge, any other party to the lease or sublease has repudiated any provision thereof;

         e. There are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

         f. The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

         g. All facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with all material applicable laws, rules and regulations; and

         h. All facilities leased or subleased thereunder are maintained in accordance with normal industry practice, are in good condition and repair (normal wear and tear excepted), and are supplied with utilities and other services necessary for the operation of said facilities.

         3.11 Leased Personal Property. Schedule 3.11 contains a correct and complete list of all leases and other agreements obligating Seller to make annual lease payments in excess of $5,000 under which the Seller leases, holds or operates any tools, furniture, machinery, equipment, vehicles or other personal property owned by any other person and used in the Business. The Seller has delivered to Buyer true, correct and complete copies of all such leases and agreements. All of such leases and agreements are valid, binding, enforceable and in full force and effect, there is no payment default or other material default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit termination, modification or acceleration thereunder.

         3.12  Employment/Consulting Matters.

               (a) Schedule 3.12 lists the name, date of hire and/or appointment, location and current annual salary, commissions, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, allowances or wage rates, of each employee of the Seller who works in the Business, and who is paid at an annual rate in excess of $10,000 per annum, together with a statement of the nature of the services rendered.

               (b) Schedule 3.12 lists the names and addresses of all agents or agencies of the Seller (including powers of attorney) with power or authority to bind the Seller in any material respect relating to the Business, and the purpose and scope of authority of such agency.

               (c) The Seller has made all applicable unemployment contributions and interest due with respect to all of its employees who work in the Business under all applicable state laws.

               (d) Except as disclosed on Schedule 3.12:

                   (i) the Seller is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its employees who work in the Business, nor is any such contract or agreement presently being negotiated;

                   (ii) there is no unfair labor practice, charge or complaint pending or, to Seller's knowledge, threatened against or otherwise affecting the employees of the Seller who work in the Business;

                   (iii) there is no labor strike, slowdown, work stoppage,
               dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the

               Business, and the Business has not experienced any such labor controversy within the past five years;

                   (iv) no grievance is pending or, to the knowledge of the
               Seller, threatened from any employee of the Seller who works in the Business;

                   (v) the Seller is not a party to any employment agreement or consulting agreement with any person or entity working in or related to the Business, nor is any such contract or agreement presently being negotiated;

                   (vi) no action, suit, complaint, charge, arbitration,
               inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Seller working in the Business is pending or, to the knowledge of the Seller, threatened;

                   (vii) the Seller is not a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees who work in the Business or employment practices, wages, hours, and terms and conditions of employment with respect to the Business;

                   (viii) the Seller has paid in full, or accrued in its
               financial books and records, to all employees of the Seller who work in the Business, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law;

                   (ix) to the knowledge of the Seller, the services of all
               essential employees and consultants of the Seller who work in the Business will continue to be available on the same terms and at the same locations for the continuation of the Business after consummation of the transactions contemplated hereby.

         3.13  Employee Benefit Plans.

               (a) Schedule 3.13 contains a true and complete list of all employment-related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which the Seller maintains or maintained, or under which the Seller has or had any obligations with respect to any employee of the Seller who works or has worked in the Business, now or at any time during the past five years (the "Employee Plans").

               (b) Except as set forth in Schedule 3.13, (i) the Seller has no unfunded liabilities in connection with any of the Employee Plans;
         (ii) all contributions, premium payments and other payments due from the Seller to or under such Employee Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the First Closing Date shall have been paid by that date.

               (c) Between the date of this Agreement and the First Closing Date, no Employee Plan will be, (i) terminated (whether partially or otherwise), nor will any proceedings be initiated by the Seller to terminate any such Employee Plan; (ii) amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder; or (iii) amended in any manner which would materially increase the cost of maintaining such Employee Plan.

               (d) Except as set forth in Schedule 3.13, with respect to each of the Employee Plans:

                   (i) each Employee Plan has been established, maintained,
               funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code, other applicable law, and all regulations thereunder;

                   (ii) there is no litigation, disputed claim (other than
               routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of the Seller, threatened with respect to any such Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan;

                   (iii) neither any such Employee Plan nor any other
               person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) with respect to such Employee Plan, for which no individual or class exemption exists; and

                   (iv) each Employee Plan which is a "group health plan"
               (as defined in Code Section 5000(b)(1)) has complied and will comply at all times (whether before, on, or after the First Closing Date) in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Section 4980B (commencing on January 1, 1989).

               (e) Except as set forth in Schedule 3.13, with respect to each Plan which is an "employee pension benefit plan" (as defined in ERISA
         Section 3(2)):

                   (i) each such Plan which is intended to qualify as a
               tax-qualified retirement plan under Code Section 410(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to Buyer) as to qualification of such Plan covering the period of its adoption through the First Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a); and

                   (ii) no such Plan is a "multiemployer plan" (as defined in
               ERISA Section 3(37), and the Seller is not, and has not been, a participating employer under a multiemployer plan.

         3.14  Material Contracts.

               (a) Schedule 3.14(a) lists and includes copies of all contracts, leases (other than those described in Schedule 3.10, which are incorporated by reference into Schedule 3.14(a)), agreements, commitments, purchase orders, work orders, customer orders, and other arrangements, including all amendments thereto, to which the Seller is a party and which are primarily related to the Business, except for those contracts, leases, commitments, purchase orders, work orders, and agreements (i) which were entered into in the ordinary course of business and (ii) under which the obligations (other than the duty to maintain confidential information related to auditing contracts) of the Seller have been or shall be fully discharged within ninety (90) days from the date such obligation was entered into, and (iii) which individually involve an obligation or liability on the part of the Seller in any amount less than Ten Thousand Dollars ($10,000) (the "Material Contracts").

               (b) All of the Material Contracts are valid and binding obligations of the Seller and, except as set forth on Schedule 3.14(b), do not require the consent of any other party thereto to the sale of the Business or the Acquired Assets to Buyer hereunder to continue to be valid and binding. Except as set forth in Schedule 3.14(b), (i) none of the payments required to be made by the Seller under any of the Material Contracts has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and (ii) to the knowledge of the Seller, there is not any existing default, or event which, with notice or lapse of time, or both, would constitute a default under any of the Material Contracts.

               (c) Except as set forth on Schedule 3.14(c), the Seller is not a party to any of the following:

                   (i) any indenture, mortgage, note, guaranty, letter of
               credit, installment obligation, agreement, or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money which in any way encumbers the Acquired Assets; or

                   (ii) any agreement, contract, or other commitment that
               would limit the ability of the Seller (or any manager or officer thereof) to conduct the Business (x) as presently conducted or
               (y) as presently being conducted in a new geographic area (other than the fact that the Business is only licensed in the State of Michigan) or in any line of business, or to use or disclose any information in the possession of the Seller related to the Business.

               (d) To the knowledge of the Seller, all prior contracts, leases, agreements and instruments of the Seller related to the Business have been fully performed by the Seller, and Seller has no ongoing or unfulfilled obligations thereunder.

               (e) All Material Contracts with customers of the Business are terminable by Seller, without liability, upon thirty days written notice.

         3.15 Clients/Customers. Except as set forth on Schedule 3.15, the Seller does not have any knowledge of any intention of, or indication by, a Significant Client/Customer (as defined below) to terminate its business relationship with the Seller or to limit or alter its business relationship with the Seller in any material respect. As used in this Agreement, "Significant Client/Customer" means any of the ten (10) largest clients or customers of the Business, by dollar volume, during the twelve month period ended November 30, 2002. Schedule 3.15 contains a true and correct list of the Significant Clients/Customers. Except as set forth on Schedule 3.15, the Seller has made no payments to any client or customer of the Business or given value of any kind to any client or customer of the business in consideration of such client or customer's business other than as reflected on the Financial Information.

         3.16 Tax Returns and Taxes. Except as set forth on Schedule 3.16, (a) the Seller has (i) timely filed, with respect to those Tax Returns (as defined herein) previously due, and will timely file in the future, with respect to those Tax Returns not yet due, all material federal, state, local and foreign tax returns, reports, statements and other similar filings (the "Tax Returns") which include any periods prior to the First Closing Date and are required to be filed by the Seller with respect to any federal, state, local or foreign income, payroll, withholding, excise, sales, use, personal property, occupancy, business, mercantile, real estate, capital stock, franchise or other taxes (the "Taxes"); and (ii) timely paid, or will timely pay, all material Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such Tax Returns; (b) all such Tax Returns properly reflect the liabilities of the Seller for Taxes for the periods, properties or events covered thereby in all material respects; (c) no extensions of time in which to file any Tax Returns for the State of Michigan or any jurisdiction within the State of Michigan have been executed or filed with any taxing authority; (d) the Seller has not received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes; (e) there are no claims, examinations, proceedings or proposed deficiencies for material Taxes pending or, to the knowledge of the Seller, threatened against the Seller (f) the Seller is current in the payment of all withholding and other employee Taxes for the State of Michigan or any jurisdiction in the State of Michigan which are due and payable; (g) the accruals for Taxes contained in the books of the Seller are adequate to cover all outstanding liabilities for Taxes of the Seller for all periods or portions thereof ending on the First Closing Date; and
(h) to the knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         3.17 Licenses and Permits. The Seller owns, holds, possesses or lawfully uses all material franchises, licenses, permits, orders, certificates, approvals and other governmental authorizations which are necessary to own or lease and operate the Acquired Assets and to conduct the Business as now conducted by it ("Permits"). Set forth on Schedule 3.17 is a correct and complete list of the Permits. The Seller has fulfilled and performed its obligations under each of the Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any of the Permits or would permit revocation or termination of any of the Permits. The Permits are in full force and effect and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will be adversely affected by consummation of the transactions contemplated hereby.

         3.18 Intellectual Property Rights. The manufacture, advertising, sale or use of any products manufactured or sold by the Seller did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others.

         3.19  No Pending Litigation or Proceedings. Except as set forth on
Schedule 3.19, there is no litigation, investigation, arbitration or proceeding pending or, to the knowledge of Seller, threatened against Seller relating to or affecting the Business or any of Seller's properties or assets used in the Business, at law or in equity, by or before any court, arbitrator or governmental or regulatory official, body or authority, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could have a Material Adverse Effect on the Business, the Acquired Assets or the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Seller relating to or affecting the Business or any of Seller's properties or assets used in the Business.

         3.20 Compliance with Laws. Except as set forth on Schedule 3.20, the Business has been conducted in compliance with all material applicable laws, statutes, rules, regulations and orders of all governmental and regulatory entities, whether federal, state, local or foreign. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the knowledge of the Seller, threatened by any governmental or other entity with respect to any alleged violation by the Seller of any such laws, statutes, rules, regulations or orders.

         3.21 Occupational Safety. All of the Seller's facilities used or held for use in connection with the Business are maintained and operated in compliance with all applicable material federal and state occupational safety and health statutes and the rules and regulations promulgated thereunder. Except as set forth in Schedule 3.21, solely with respect to the

Business, neither the Seller nor its predecessors are or have been subject to an investigation by the U. S. Department of Labor, litigation over compliance with such rules and regulations or any fine, penalty or citation relating to or arising out of a violation or alleged violation of any federal or state occupational safety and health statute and such rules and regulations.

         3.22  Environmental Matters.

               (a) Except as set forth in Schedule 3.22(a), the Seller is and, for the past three years, has been in material compliance with all applicable Environmental Laws (as hereinafter defined) on the Leased Real Property. Except as set forth in Schedule 3.22(a), the Seller has not, within the past three years, received any written communication from a governmental or regulatory department or authority, citizens group, or director, officer, employee, person, or agent, alleging that the Seller is not in compliance with or has violated any Environmental Laws on the Leased Real Property.

               (b) Except as set forth in Schedule 3.22(b), there is no Environmental Claim (as hereinafter defined) pending or, to the knowledge of the Seller, threatened against the Seller with respect to the Leased Real Property or the Business or, to the knowledge of the Seller, pending or threatened against any person or entity whose liability for such Environmental Claim the Seller has retained or assumed either contractually, by operation of law or otherwise, related to the Leased Real Property or the Business.

               (c) Except as set forth in Schedule 3.22(c), to the knowledge of the Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that could form the basis of any meritorious Environmental Claim against the Seller with respect to the Leased Real Property or against any person or entity whose liability for any Environmental Claim the Seller has retained or assumed either contractually, by operation of law or otherwise, in each case related to the Leased Real Property or the Business.

               (d) Except as set forth in Schedule 3.22(d), there is no asbestos contained in or forming part of any building, building component, equipment, structure or office space presently owned, occupied, leased or used by the Seller that is friable and requires, pursuant to applicable Environmental Laws, removal or replacement for the purpose of protecting human health or the environment on the Leased Real Property.

               (e) For purposes of this Section 3.22, the following definitions will apply:

                   (i) "Environmental Laws" means the Comprehensive
               Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. ss. 9601 et seq.) and/or the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act

               (42 U.S.C. Section 6901 et seq.) and/or the Toxic Substances Control Act (15 U. S.C. ss. 2601 et seq.) and/or the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.) and/or the Clean Air Act (42 U.S.C. ss. 7401 et seq.) and/or the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.) and/or the Safe Drinking Water Act (42 U.S.C. ss. 3 00f et seq.) and/or the Emergency Planning and Community Right To Know Act of 1986 (42 U.S.C. ss. I 100 1 et. seq.) and/or, in each case, any equivalent, comparable or complimentary statute of the State of Michigan or any other applicable governmental body or agency, including any amendments or extensions thereof, in all cases in effect as of the First Closing Date.

                   (ii) "Materials of Environmental Concern" means any
               substance:

                        (A) the presence of which requires investigation or
                   remediation under any Environmental Laws; or

                        (B) which is defined as a "hazardous waste," "hazardous
                   substance," "hazardous material," "toxic substance," "special waste," "regulated waste," "pollutant" or "contaminant" under any Environmental Laws; or

                        (C) which is identified under any Environmental Laws as
                   toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or hazardous and is restricted or regulated by any governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country or any state or any political subdivision thereof; or

                        (D) without limitation, which includes or contains
                   gasoline, diesel fuel or other petroleum hydrocarbons or byproducts.

                   (iii) "Environmental Claim" means any claim, order,
               investigation, action, suit, proceeding, injunction or demand, in each case in writing, relating to any Environmental Laws, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction or demand brought by any governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country or any state or any political subdivision thereof, and any written notice advising the Seller of any of the foregoing.

         3.23 Insurance Coverage. The Seller presently maintains, and has for the past three years maintained, adequate liability, casualty, property loss and other insurance coverages upon its properties with respect to the conduct of the Business. Schedule 3.23 sets forth a complete and correct list of all insurance policies maintained by the Seller and relating to the Business, and indicating for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments. There is no material default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy for any matter related to the Business in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or non-renewal with respect to, or disallowance of any claim for any matter related to the Business under, any such policy has been received by the Seller. The Seller has not been refused any insurance related to the Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

         3.24  Products Liability and Warranty Claims. Except as set forth on
Schedule 3.24:

               (a) Seller has made no oral or written warranties with respect to the quality or absence of defects of the products or services of the Business which are in force as of the date of this Agreement;

               (b) there are no liabilities of or claims against the Seller and, to the knowledge of the Seller, no liabilities or claims are threatened against the Seller, with respect to any product liability (or similar claim) of the Business or product warranty (or similar claim) of the Business that relates to any product or service of the Business manufactured or sold by the Seller;

               (c) Seller has no knowledge of any facts or circumstances which might reasonably give rise to any of the liabilities or claims described in subsection (b) above.

         3.25 Insider Interests. Except as set forth on Schedule 3.25, no manager or executive of the Seller has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, and no such person has any business relationship with the Seller pertaining to the Business, except as such manager or executive.

         3.26 Brokers and Finders. The Seller has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transactions contemplated herein.

         3.27 Accounts Payable. Seller has no material dispute relating to the Business with any client, consultant, auditor or supplier and shall not withhold or offset payments to such consultant, auditor or supplier nor institute or threaten litigation or take any other extraordinary actions.

                   IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Seller as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

         4.2 Authority and Enforceability. The execution, delivery and performance by Buyer of this Agreement and the Operative Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Operative Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

         4.3 Third-Party Consents. Except as set forth on Schedule 4.3, no consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority is required for the execution, delivery and performance of this Agreement and the Operative Documents by Buyer and the consummation of the transactions contemplated hereby.

         4.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Buyer Documents, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Buyer do not and will not (with or without notice, the lapse of time, or both) (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding to which Buyer is a party, by which it may have rights or by which any of its assets may be bound or affected, (c) violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency or governmental body or authority applicable to Buyer or its assets.

         4.5 Financing. The Buyer has access to all funds necessary to consummate all of the transactions contemplated by this Agreement and all ancillary agreements related hereto.

         4.6 No Pending Litigation or Proceedings. There is not currently in effect, and no action pending or, to the knowledge of Buyer, threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Buyer as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Buyer from the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.7 Brokers and Finders. Except for Brown Brothers Harriman & Co., the Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated herein.

                                  V. COVENANTS

         5.1 Access to Information. (a) Subject to state and federal legal restrictions, from the date of this Agreement until the Second Closing, the Seller will afford to the officers, employees, accountants, attorneys and authorized representatives of Buyer reasonable access to the facilities, properties, books and records and employees of the Seller used or held for use in the Business in order that Buyer may have full opportunity to make such investigation as it shall desire at reasonable times and upon reasonable notice. Subject to state and federal legal restrictions, the Seller shall provide reasonable access by Buyer to the Significant Clients/Customers. Subject to state and federal legal restrictions, the Seller will furnish Buyer with such additional financial and operating data and other information relating to the Business, including the properties, assets, financial condition and prospects of the Business, as Buyer may reasonably request from time to time. If this Agreement is terminated prior to either the First or Second Closing, upon Seller's request, all books, records and other material obtained by the Buyer from the Seller, including copies thereof, will be returned by Buyer, and Buyer will not disclose or use any confidential information so obtained. The Buyer will afford to the officers, employees, accountants, attorneys and authorized representatives of the Seller reasonable access, at reasonable times and upon reasonable prior notice, to all books, records and other material related to the Business received by Buyer (including, but not limited to, invoices from ILECs and other carriers) reasonably necessary for (i) Seller to be able to verify that all credits and offsets associated with any Excluded Assets have been properly returned to the Seller and (ii) for the purposes of calculating the Revenue-Based Compensation.

         (b) For a period of seven years after the Second Closing Date, Buyer will maintain the books and records relating to the Business in a manner that allows the Seller to reasonably access information necessary to facilitate the resolution of any claims made against, or incurred by, the Seller for the operation of the Business and the Acquired Assets prior to the Second Closing and, at reasonable times and upon reasonable prior notice, will allow the Seller reasonable access to such books and records.

         5.2 Conduct of Business. Except as otherwise contemplated by this Agreement and pursuant to the Management Agreement, during the period from the date of this Agreement and continuing until the First Closing, the Seller agrees to operate the Business in the ordinary course and consistent with past practices and to use its reasonable best efforts to: (a) preserve the Business intact and conserve the goodwill related thereto, (b) preserve intact the present business organization of the Business, keep available the services of present key employees, (c) preserve present relationships with consultants, auditors, suppliers, customers, lenders and others having business dealings with them, (d) maintain in full force and effect all Permits required for the operation of the Business as presently conducted, (e) maintain consistent with past practices of the Seller, all of the buildings, offices and other properties used or held for use in the Business, and (f) not knowingly do any act or omit any act or permit any omission to act which will cause a material breach or default under any of the contracts, commitments or obligations included in the Acquired Assets or Assumed Liabilities. During the period from the date of this Agreement to the First Closing Date, without the prior written consent of Buyer, the Seller will not engage in any activity, take any action, or enter into any transaction of the type described in Section 3.6.

         5.3 Consents. The Seller will use its reasonable best efforts to obtain, prior to the First Closing Date, (i) all consents, authorizations and registrations specified on Schedule 3.3 other than consents, authorizations and registrations required solely for the transfer of the Regulated Assets, and (ii) a landlord release and waiver, in such form as reasonably provided by Buyer, from the owners of locations where the equipment described in Section 1.2(a) is located, so long as Seller is seeking consents from such owners in accordance with this Section 5.3. Seller shall use its reasonable best efforts to obtain, prior to the Second Closing Date, all consents, authorizations and registrations specified on Schedule 3.3 that are required for the transfer of the Regulated Assets (the "Regulatory Authorizations").

         5.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions provided for in this Agreement. Seller shall cooperate with Buyer to transfer the customers of the Business to the Buyer in any manner reasonably requested by Buyer and at the expense of the Buyer. Seller hereby consents to Buyer filing UCC-1 financing statement after the First Closing Date giving notice of Buyer's interest in the Accounts Receivable.

         5.5 Further Assurances. The Seller, after the First Closing, without further consideration but with all reasonable expenses paid by the Buyer, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming the Acquired Assets or any part of the Acquired Assets to Buyer or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         5.6 Update Schedules. Seller shall promptly disclose to Buyer any material information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the First Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the

Schedules hereto for the purpose of Article III hereof, unless Buyer shall have consented thereto in writing.

         5.7 Payments Received; Checks and Drafts.

             (a) The Seller and the Buyer agree that, on and after the First Closing Date, they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the First Closing Date which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

             (b) The Buyer will be entitled to audit the records of the Seller with respect to the accuracy of any payments owed pursuant to Section 6.7(a). Such audit will be during normal business hours. The Seller will reasonably cooperate with the Buyer and its auditors in the exercise of the Buyer's right to perform such audit. Subject to reasonable confidentiality requirements, the Buyer will be entitled to make extracts and copies of all records reasonably necessary for it to exercise its audit report.

             (c) The Seller will honor (whether presented before, on, or after the First Closing) all checks and drafts drawn by it on or prior to the First Closing to pay trade payables and accrued expenses of the Business.

         5.8 Employees. Buyer shall have no obligation to hire any of the Seller's employees; provided, however, that Buyer shall be free to negotiate with and, as of the First Closing Date, hire any of the Seller's employees engaged in the Business, and the Seller shall cooperate with Buyer and encourage such employees to accept employment with Buyer. The Seller shall be responsible and liable for any salary, wages, bonuses, commissions, and any other compensation or benefits, as well as any actions or causes of action including, but not limited to, unemployment compensation claims and workers' compensation claims and claims for race, age, and sex discrimination and sexual harassment that any of its employees assert attributable to the period of employment with Seller. Except as otherwise set forth herein, the Seller shall be responsible and liable for any vacation or sick leave time accrued through the First Closing Date. The Seller shall be solely responsible for all obligations under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") with respect to such employees. Seller agrees not to, directly or indirectly, solicit or offer employment to or employ any of the Seller's employees engaged in the Business who are employed by Buyer until after termination of such employees employment with Buyer; provided, however, that Seller may solicit such employees through general, pubic solicitation for new employees for Seller's business and hire such employees who initiate contact with Seller regarding employment. Seller will be solely responsible for any notification and liability under the Worker Adjustment and Retraining Notification Act, as amended, relating to the termination of employees of the Seller occurring on or prior to the First Closing. Other than employees of Seller hired as of the First Closing Date, Buyer will not hire any employees of the Seller engaged in the Business prior to the First Closing for a period of 90 days after the First

Closing Date unless Buyer reimburses, or causes such employee to reimburse, Seller for the full value of all severance or other benefits paid to such employee with respect to any change of employment resulting from the transactions contemplated by this Agreement. Effective as of the First Closing, the Buyer shall give employees of the Seller hired by Buyer credit for their the accrued, unused vacation or paid time off as of the First Closing Date, not to exceed $130,000 in the aggregate. One-half of such vacation accruals plus one half of the vacation accruals for the Seller's Ohio operations assumed by Buyer under an asset purchase agreement related to the Seller's or Seller's parent's Ohio operations, if any, (the "Vacation Accruals") will be applied as provided in the Management Agreement or credited against payments by Buyer to Seller under the Transition Services Agreement, as provided therein.

         5.9 Endorsement Authorization. Effective as of the First Closing Date, the Seller appoints Buyer its attorney-in-fact to open all mail relating to the Business addressed to the Seller and to endorse in the name of the Seller any checks, drafts, or other instruments received which include payment of accounts accrued after the First Closing Date. Buyer promptly will send to the Seller all mail not relating to the Acquired Assets or the Business, except personal mail of any employee or former employee of the Business.

         5.10 Cooperation in Litigation. If, after the First Closing Date, Seller or Buyer shall require the participation of officers and employees employed by the other to aid in the defense or settlement of litigation or claims by third parties, and so long as there exists no conflict of interest between the parties, Seller and Buyer shall use their reasonable best efforts to make such officers and employees available to participate in such defense, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

         5.11 Cooperation in Tax Matters. The Seller and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes, in each case, to the extent relating to the Acquired Assets or the Business, including using best efforts to make officers and employees available for such purposes, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

         5.12 Exclusivity. Seller grants to Buyer the exclusive right to acquire the Business and the Acquired Assets unless and until this Agreement is terminated as provided in Section 8.1. Seller shall not (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any of the Acquired Assets or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if any person makes any proposal or offer with respect to any of the foregoing.

         5.13 Press Releases. Except as required by applicable law, no party to this Agreement shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other party to this Agreement, which approval shall not be unreasonably withheld.

         5.14 Expenses of Transfer. All Transfer Expenses shall be paid by the Buyer.

                            VI. CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of Buyer at Each Closing. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, in the discretion of Buyer to waive such condition, to the satisfaction at or prior to the First Closing of each of the following conditions:

             (a) Representations and Warranties. The representations and warranties of the Seller set forth in Article III of this Agreement (i) that are not qualified as to "materiality" shall be true and correct in all material respects as of the First Closing Date and (ii) that are qualified as to materiality shall be true and correct as of the First Closing Date, except, in either (i) or (ii), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of that date.

             (b) Covenants. The Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed by it prior to or at the First Closing Date.

             (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

             (d) Consents. Except for the Regulatory Authorizations, the
         Seller shall have obtained all material consents, authorizations, assignments, registrations, and waivers from third parties and governmental agencies specified in Schedule 3.3 or otherwise necessary to permit the transactions contemplated by this Agreement, including, but not limited to, release of Seller and assignment to Buyer of circuits used in connection with the Business from each of MCI Worldcom, Inc. and SBC, Inc., on terms acceptable to Buyer, in its sole discretion. Buyer shall have obtained, on commercially reasonable terms, licenses from each of Northern Telecom Inc. and Lucent Technologies necessary to operate the equipment related to such licensed software included in the Acquired Assets.

             (e) Seller's Certificates. The president or a vice president of the Seller will have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified in Section 6.1(a) -
         (d) is satisfied in all respects. The secretary of the Seller will have executed and delivered to the Buyer a certificate certifying as to the incumbency of the officers of Seller authorized to close the transactions contemplated by this Agreement, and Seller will have delivered a certified copy of the appropriate proceedings of the Board of Directors of Seller authorizing and approving this Agreement and the transactions and documents contemplated hereby.

             (f) Bill of Sale. The Seller shall have executed and delivered to the Buyer the Bill of Sale.

             (g) Transition Services Agreement. Seller and Buyer shall have completed negotiation of, and shall have reasonably agree to the form and substance of a Transition Services Agreement (the "Transition Services Agreement"), and Seller shall have delivered such agreement to Buyer.

             (h) Noncompetition Agreement; Management Agreement. Seller and Buyer shall have completed negotiation of, and shall have reasonably agreed to the form and substance of a Noncompetition Agreement (the "Noncompetition Agreement") and Management Agreement (the "Management Agreement"), and Seller shall have delivered such agreements to Buyer.

             (i) Customer Service Outside the Business. Seller and Buyer shall have completed negotiation of, and shall have reasonably agreed to the form and substance of an agreement or agreements relating to the division of revenue and expenses associated with contracts or agreements with customers of the Business involving Services provided outside the Business, and the Seller shall have executed and delivered such agreement or agreements to the Buyer.

             (j) No Proceeding. There will not be in effect at the First Closing, and no action will be pending or threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Buyer as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Buyer from the carrying out of this Agreement or the consummation of the material transactions contemplated by this Agreement.

         The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, in the discretion of Buyer to waive such condition, to the satisfaction at or prior to the Second Closing of each of the following conditions:

             (x) Covenants. The Seller shall have performed and complied with, in all material respects with all agreements and covenants required by this Agreement to be performed by it prior to or at the Second Closing Date.

             (y) Consents. The Seller shall have obtained the Regulatory Authorizations.

             (z) No Proceeding. There will not be in effect at the Second Closing, and no action will be pending or threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Buyer as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Buyer from the carrying out of this Agreement or the consummation of the material transactions contemplated by this Agreement.

         6.2 Conditions to Obligations of Seller at Each Closing. The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller to waive such condition, to the satisfaction at or prior to the First Closing Date of the following conditions:

             (a) Representations and Warranties. The representations and warranties of the Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects at and as of the First Closing as if such representations and warranties were made at the First Closing.

             (b) Covenants. The Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed by it prior to or at the First Closing Date.

             (c) Buyer's Certificates. The president or a vice president of the Buyer will have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified in Section 6.2(a) -
         (b) is satisfied in all respects. The secretary of the Buyer will have executed and delivered to the Seller a certificate certifying as to the incumbency of the officers of Buyer authorized to close the transactions contemplated by this Agreement, and Buyer will have delivered a certified copy of the appropriate proceedings of the Board of Directors of Buyer authorizing and approving this Agreement and the transactions and documents contemplated hereby.

             (d) Consents. The Buyer shall have obtained all material consents, authorizations, assignments, registrations, and waivers from third parties and governmental agencies specified in Schedule 4.3 or otherwise necessary to permit the transactions contemplated by this Agreement, including, but not limited to, release of Seller and assignment to Buyer of circuits used in connection with the Business from each of MCI Worldcom, Inc. and SBC Ameritech, Inc., on terms acceptable to Buyer, in its sole discretion.

             (e) Assumption Agreement. The Buyer shall have executed and delivered to the Seller the Assumption Agreement.

             (f) Transition Services Agreement. Seller and Buyer shall have completed negotiation of, and shall have reasonably agreed to the form and substance of the Transition Services Agreement, and Buyer shall have delivered such agreement to Seller.

             (g) Noncompetition Agreement; Management Agreement; Transition Services Agreement. Seller and Buyer shall have completed negotiation of, and shall have reasonably agreed to the form and substance of the Noncompetition Agreement and the Management Agreement, and Buyer shall have delivered such agreements to Seller.

             (h) No Proceeding. There will not be in effect at the First Closing, and no action will be pending or threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Seller as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Seller from the carrying out of this Agreement or the consummation of the material transactions contemplated by this Agreement.

         The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller to waive such condition, to the satisfaction at or prior to the Second Closing Date of the following conditions:

                  (x) Covenants. The Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed by it prior to or at the Second Closing Date.

                  (y) No Proceeding. There will not be in effect at the Second Closing, and no action will be pending or threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Seller as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Seller from the carrying out of this Agreement or the consummation of the material transactions contemplated by this Agreement.

                              VII. INDEMNIFICATION

         7.1 Indemnification By Seller. Notwithstanding any investigation of the business and assets of the Seller by or on behalf of Buyer, the Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, and its officers, directors, employees, agents and affiliates ("Buyer's Indemnified Persons") from and against any and all losses, liabilities, claims, obligations, damages, deficiencies, actions, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and Legal Expenses (as defined below) (collectively, "Losses") arising out of, based upon or in any way relating to the following:

             (a) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of the Seller set forth in this Agreement or in any document delivered to Buyer pursuant to the provisions of this Agreement, including, but not limited to, the Transition Services Agreement;

             (b) any Excluded Liability;

             (c) any claims by parties other than Buyer to the extent caused by acts or omissions of Seller on or prior to the First Closing Date, including, but not limited to, claims for Losses which arise or arose out of Seller's operation of the Business or by virtue of Seller's ownership of the Business on or prior to the First Closing Date;

             (d) any claims which arise out of (i) the entry of any decree, judgment or order adjudicating any or all of the Seller or any of its subsidiaries or affiliates as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of any of the Seller or any of its subsidiaries or affiliates under any bankruptcy or similar law, or (ii) entry of a decree, order or judgment appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency for any of the Seller, or any of its subsidiaries or affiliates, or for the winding up or liquidation of the affairs of any of the foregoing;

             (e) any claims which arise out of (i) the institution by any of the Seller, or any of its subsidiaries or affiliates of proceedings to be adjudicated a voluntary bankrupt, or consent by any of the foregoing to the filing of an bankruptcy proceeding against it, (ii) any of the Seller, or any of its subsidiaries or affiliates filing a petition or answer or consent seeking reorganization under any bankruptcy or similar law or statute, or consenting to the filing of any such petition, or consenting to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or (iii) any of the Seller, any of its subsidiaries or affiliates making a general assignment for the benefit of creditors, or admission in writing of its inability to pay its debts as they become due; and

             (f) enforcement of this Section 7.1.

         "Legal Expenses" means reasonable attorneys', accountants', investigators', and experts' fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.

         7.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses arising out of, based upon or in any way relating to the following:

             (a) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement or in any document delivered to Seller pursuant to the provisions of this Agreement;

             (b) any Assumed Liability;

             (c) any claims by parties other than Seller to the extent caused by the acts or omissions of Buyer after the First Closing Date, including, but not limited to, claims for Losses which arise out of Buyer's use or ownership of the Acquired Assets after the First
         Closing Date; and

             (d) enforcement of this Section 7.2.

         7.3 Tax Benefits/Costs. Any indemnification obligation hereunder shall be reduced by any Tax Benefit realized by the Indemnified Party or its affiliates as the result of payment of the liability on which the indemnity claim is based. Any indemnification obligation hereunder shall be increased by any additional taxes incurred by the Indemnified Party or its affiliates as a result of payment of such indemnification claim. For this purpose, "Tax Benefit" shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnified Party or its affiliates, when incurred or received.

         7.4 Defense of Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the "Indemnified Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof within 30 days, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and (ii) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case, the Indemnifying Party may assume such control at its expense through counsel reasonably satisfactory to such Indemnified Party, and the Indemnified Party will fully cooperate as reasonably requested by the Indemnifying Party in the defense or settlement of such matter; provided, however, that:

             (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

             (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);

             (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

             (d) the Indemnifying Party shall not be entitled to control
         (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 7.3, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Section 7.3. The reimbursement of fees, costs and expenses required by this Section 7.3 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

         7.5 Survival of Representations and Warranties. The representations and warranties of each party, contained in this Agreement shall survive the First Closing Date for a period of 18 months, except for the representation and warranty contained in the first sentence of Section 3.8 (Title), which shall survive indefinitely, and the representations and warranties contained in
Section 3.16 (Tax Returns and Taxes), which shall survive for 60 days longer than any applicable statute of limitations.

         7.6 Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefore, Buyer may set off any amount to which it may be entitled under this Article VII against amounts otherwise payable to Seller as the Net Revenue Adjustment and deposit such amount in escrow, pending resolution of such indemnification claim in accordance with terms of binding arbitration to be agreed to among the parties prior to the First Closing. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         7.7 Remedies. The rights and remedies of each party hereto arising by reason of the breach of any representation or warranty, or the default in any covenant, condition or undertaking by any other party hereto, shall not be limited to those set forth in this Agreement.

         7.8 Limitations on Indemnity Claims. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from any Indemnifying Party arising out of or resulting from the causes set forth in Sections 7.1(a), 7.1(f), 7.2(a) and 7.2(d) shall be an amount equal to the Purchase Price. Further, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to this Article VII unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $25,000.

         7.9 Tax Treatment of Indemnity Payments. The parties agree to treat all payments made by either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof.

         7.10 Limitation on Environmental Liability. The Buyer acknowledges and agrees that its sole and exclusive remedy against the Seller for any environmental liability or any environmental, health or safety matter, including natural resources, related in any way to this Agreement or the transactions contemplated hereby is based (i) on conditions or circumstances in existence before the First Closing Date and (ii) on the representations and warranties set forth in Section 3.22 of Article III. In furtherance of the foregoing, form and after the First Closing Date, (A) the Buyer will fully release the Seller from any environmental liability incurred by the Buyer, its parents, subsidiaries, divisions and affiliates, their predecessors, successors and assigns, and their officers, directors, employees, agents and related partners, and (B) the Buyer hereby waives, on its behalf and on behalf of its parents, subsidiaries, divisions and affiliates, their predecessors, successors and assigns, and their officers, directors, employees, agents and partners, to the fullest extent permitted under applicable law, any claim or remedy against the Seller now or hereafter available under any applicable Environmental Law, whether or not in existence on the date hereof.

                                VIII. TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to First Closing:

             (a) by mutual consent of Buyer and Seller;

             (b) by either Buyer or Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement;

             (c) by Buyer or Seller if the First Closing shall not have occurred by February 11, 2003 by reason of the material failure of the other party to meet any of the conditions specified in Sections 6.1 or 6.2, as the case may be, and such failure has not been waived by the terminating party (unless the failure results primarily from terminating party itself breaching any representation, warranty or covenant contained in this Agreement);

             (d) by either Buyer or Seller if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

             (e) by Seller if the First Closing shall not have occurred by February 18, 2003 by reason of the failure of the Seller to obtain all consents as required by Section 6.1(d), unless such condition is waived by Buyer and Buyer indemnifies Seller for all costs and expenses incurred as a result of the consummation of the transactions contemplated by this Agreement without obtaining such consents.

         This Agreement may be terminated at any time after the First Closing but prior to Second Closing:

             (x) by mutual consent of Buyer and Seller;

             (y) by either Buyer or Seller if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

             (z) by either Buyer or Seller by written notice to the other party if the Second Closing shall not have been consummated on or before April 7, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(z) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Second Closing to occur on or prior to such date.

         8.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or the Seller's or the Buyer's officers or directors, except for liabilities arising from a material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the obligations of the parties set forth in
Section 9.12 (Expenses) hereof shall survive such termination. Upon termination of this Agreement after the First Closing but prior to the Second Closing, Seller will immediately, without demand, return any portion of the Purchase

Price received by Seller as of the date of termination and the parties hereto agree to work together and use their reasonable best efforts to return the operation of the Acquired Assets to the status quo immediately prior to the First Closing Date, including Seller having the benefit of all revenues and accounts receivable associated with the Acquired Assets and Seller having responsibility for all expenses and liabilities (other than those liabilities caused by the negligence of the Buyer) with respect to the Acquired Assets arising from and after the First Closing Date.

                              IX. OTHER PROVISIONS

         9.1 Specific Performance. Each party acknowledges that the other party will be irreparably harmed in the event of a breach or threatened breach of the provisions of this Agreement. In the event of a breach or threatened breach, the aggrieved party will be entitled to an injunction, without posting a bond, restraining the breaching party from engaging in any of the activities prohibited by the Agreement, whether such activities actually have been engaged in or are threatened. Nothing herein will be construed as prohibiting a party from pursuing any other available remedies at law or in equity for such breach or threatened breach, including the recovery of damages.

         9.2 Dispute Resolution.

             (a) Any dispute arising under this Agreement shall be settled by arbitration in Detroit, Michigan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as provided in Section 9.1(d). It is the intention of the parties that the arbitration award will be final and binding, shall not be appealable and that a judgment of any circuit court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. This agreement to arbitrate shall be specifically enforceable against each of the parties.

             (b) When a matter has been submitted for arbitration, within thirty (30) days of such submission, Buyer will choose an arbitrator and Seller will choose an arbitrator, and an additional arbitrator independent of the parties will be selected unanimously by the two arbitrators chosen by the parties. The dispute shall then be resolved by majority vote of the three arbitrators. If the arbitrator chosen by Buyer and the arbitrator chosen by Seller cannot agree upon a third independent arbitrator within thirty (30) days of their appointment, the independent third arbitrator will be selected according to the procedures of the American Arbitration Association or any successor to the function thereof.

             (c) The parties hereto agree that an action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction. Application may also be made to any such court for confirmation of any decision or award of the arbitrators, for an order of enforcement and for other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and court.

             (d) The parties agree that each party shall be responsible for its arbitration costs and expenses (including its attorneys' fees) and shall not be permitted to seek such costs or expenses from the other party in any arbitration proceeding.

         9.3 Annexes, Exhibits and Schedules. All Annexes, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         9.4 Amendment. This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.5 Extension; Waiver. At any time prior to the applicable closing date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Failure by any party to assert any of its rights hereunder will not constitute a waiver of such rights. Any waiver of a term or condition herein will not be construed as a waiver of a subsequent breach or waiver of the same term or condition, or waiver of any other term or condition of this Agreement.

         9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Annexes, Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         9.7 Governing Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Michigan and of the United States, in each case located in the County of Oakland, for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Michigan or the United States, in each case located in the County of Oakland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 9.8.  Waiver of Jury Trial

THE PARTIES HERETO HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES HERETO
(A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

         9.9 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP on the date hereof.

         9.10 Certain Definitions. For purposes of this Agreement:

         "Lien" shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another person of every nature and description whatsoever.

         "Material Adverse Effect" shall mean any circumstance, change in or effect on the Business that is materially adverse to the results of operations or the financial condition of the Business, taken as a whole.

         "To the knowledge," or "known," and words of similar import shall mean the knowledge of a person after due and reasonable investigation.

         "Transfer Expenses" shall means the transfer expenses set forth on
         Schedule 9.10.

         9.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged) as follows:

                  If to Buyer, addressed to:

                         LDMI Telecommunications, Inc.
                         8801 Conant Avenue
                         Hamtramck, MI 48211
                            (800) 825-4545; fax (888) 877-5364
                         Attention: President

                  With a copy to:

                         Dykema Gossett PLLC
                         400 Renaissance Center
                         Detroit, Michigan 48243-1668
                            (313) 568-6524; fax (313) 568-6915
                         Attention: Thomas S. Vaughn, Esq.

                  If to Seller, addressed to:

                         Mpower Communications Corp.
                         175 Sully's Trail, Suite 300
                         Pittsford, NY 14534
                            (585) 218-6550; fax (585) 218-0881
                         Attention: Russell Zuckerman, Esq.

                  With a copy to:

                         Shearman & Sterling
                         599 Lexington Avenue
                         New York, NY 10022
                            (212) 848-4000; fax (212) 848-7179
                         Attention: Mark Roppel, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         9.12 Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement will be binding on any party hereto once signed by such party and a signature by facsimile, with an original hard copy to follow, will be deemed to be due execution. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         9.13 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.

         9.14 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and insure to the benefit of the parties hereto and their respective successors and assigns.

         9.15 Partial Invalidity. Insofar as possible, each provision of this Agreement shall be interpreted so as to render it valid and enforceable under applicable law and severable from the remainder of this Agreement. A finding that any provision is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.

         9.16 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets to the Buyer hereunder.



                           [Signatures on next page.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                 LDMI TELECOMMUNICATIONS, INC.

                                                 By:  /s/ Patrick A. O'Leary
                                                      --------------------------
                                                 Its:  Chief Executive Officer
                                                       -------------------------

                                                 MPOWER COMMUNICATIONS CORP.

                                                 By:  /s/ Russell Zuckerman
                                                      --------------------------
                                                 Its:  Senior Vice President and
                                                       General Counsel
                                                       -------------------------

                                                 MPOWER LEASE CORP.

                                                 By:  /s/ Russell Zuckerman
                                                      --------------------------
                                                 Its:  Senior Vice President and
                                                       General Counsel
                                                       -------------------------